UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

October 22, 2018

Date of Report (Date of earliest event reported)

FUNKO, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38274	3-2593276
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2802 Wetmore Avenue

Everett, Washington 98201

(Address of Principal Executive Offices) (Zip Code)

(425) 783-3616

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On October 22, 2018 (the “Closing Date”), Funko Acquisition Holdings, L.L.C., Funko Holdings LLC, Funko, LLC and Loungefly, LLC (each, a “Borrower” and collectively, the “Borrowers”), each a wholly owned indirect or direct subsidiary of Funko, Inc. (the “Company”), entered into a new credit agreement by and among each Borrower, certain financial institutions party thereto and PNC Bank, National Association, as administrative agent and collateral agent, providing for a term loan facility in the amount of $235.0 million (the “Term Loan Facility”) and a revolving credit facility of $50.0 million (the “Revolving Credit Facility” and together with the Term Loan Facility, the “New Credit Facilities”). Proceeds from the New Credit Facilities were primarily used to repay existing credit facilities.

The New Credit Facilities are secured by substantially all assets of the Borrowers and any of their existing or future material domestic subsidiaries, subject to customary exceptions.

The Borrowers and any of their existing or future material domestic subsidiaries guarantee repayment of the New Credit Facilities. The Term Loan Facility matures on October 22, 2023 (the “Maturity Date”). The Term Loan Facility amortizes in quarterly installments in aggregate amounts equal to 5.00% of the original principal amount of the Term Loan Facility in the first and second years of the Term Loan Facility, 10.00% of the original principal amount of the Term Loan Facility in the third and fourth years of the Term Loan Facility and 12.50% of the original principal amount of the Term Loan Facility in the fifth year of the Term Loan Facility, with any outstanding balance due and payable on the Maturity Date. The first amortization payment is due on December 31, 2018. The Revolving Credit Facility terminates on the Maturity Date and loans thereunder may be borrowed, repaid, and reborrowed up to such date.

Loans under the New Credit Facilities will, at the Borrowers’ option, bear interest at either the Euro-Rate (as defined in the Credit Agreement) plus 3.25% or the Base Rate (as defined in the Credit Agreement) plus 2.25%, with two 0.25% step-downs based on the achievement of certain leverage ratios following the Closing Date. The Euro-Rate is subject to a 0.00% floor. For loans based on the Euro-Rate, interest payments are due at the end of each applicable interest period. For loans based on the Base Rate, interest payments are due quarterly.

Under certain circumstances described in the Credit Agreement, the Borrowers may increase the New Credit Facilities in an aggregate amount not to exceed $25.0 million.

The New Credit Facilities are subject to customary affirmative covenants and negative covenants as well as financial covenants. The financial covenants are tested at the end of each fiscal quarter, beginning with the quarter ending December 31, 2018 and require that the Borrowers and their subsidiaries not be in excess of a maximum net leverage ratio or less than a minimum fixed charge coverage ratio.

This description of the Credit Agreement does not purport to be complete, and is subject to and qualified in its entirety by reference to the full text of the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The foregoing disclosure in Item 1.01 hereof is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

Exhibit 10.1	Credit Agreement dated October 22, 2018, among Funko Acquisition Holdings, L.L.C., Funko Holdings LLC, Funko, LLC and Loungefly, LLC, PNC Bank, National Association, as Administrative Agent and Collateral Agent, and each other financial institution from time to time party thereto

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 24, 2018	FUNKO, INC.

	By:	/s/ Tracy D. Daw
Tracy D. Daw
Sr. Vice President, General Counsel and Secretary